UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

ECHOSTAR CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	001-33807	26-1232727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 INVERNESS TERRACE E. ENGLEWOOD, COLORADO (Address of principal executive offices)	80112 (Zip Code)

(303) 706-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

On October 19, 2010, we entered into a commitment to provide a debtor-in-possession credit facility (the “Credit Facility”) to TerreStar Networks, Inc. (“TerreStar Networks”) and certain of its affiliates (not including TerreStar Corporation) (collectively, the “Debtors”) in connection with the filings by the Debtors for protection under Chapter 11 of the U.S. Bankruptcy Code with an ancillary proceeding under the Companies’ Creditors Arrangement Act in Canada.  On November 18, 2010, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approved the Credit Facility on a final basis and authorized the Debtors to enter into the Credit Facility.  The Credit Facility consists of a non-revolving, multiple draw term loan in the aggregate principal amount of $75 million, with drawings subject to the terms and conditions set forth in the Credit Facility.

On November 19, 2010, we entered into an agreement with the Debtors (the “Restructuring Support Agreement”) pursuant to which we committed to (i) support the Debtors’ proposed plan of reorganization and (ii) backstop a rights offering for preferred shares of TerreStar Networks, which rights offering was to be completed upon the Debtors’ emergence from bankruptcy, on the terms set forth in the Restructuring Support Agreement.  The Bankruptcy Court approved the Restructuring Support Agreement on December 22, 2010.

The Bankruptcy Court scheduled a vote on the Debtors’ proposed plan of reorganization for February 18, 2011 and TerreStar Networks has been soliciting votes for the proposed plan of reorganization.

On February 15, 2011, the Restructuring Support Agreement was terminated by mutual agreement of the parties. In addition, on February 16, 2011, TerreStar Corporation and its subsidiary, TerreStar Holdings Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHOSTAR CORPORATION

Date: February 17, 2011	By:	/s/ David J. Rayner
David J. Rayner
Chief Financial Officer